EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES 2005

FOURTH QUARTER AND FULL YEAR LOSS

HOUSTON, Jan. 17, 2006 - Continental Airlines (NYSE: CAL) today reported a fourth quarter 2005 net loss of $43 million ($0.53 diluted loss per share), including a gain of $106 million related to the sale of Copa stock and other special charges of $21 million. Excluding these special items, Continental recorded a net loss of $128 million for the quarter ($1.58 diluted loss per share).

Continental incurred a net loss of $68 million for the full year 2005 ($0.97 diluted loss per share), including all 2005 special items. Excluding those special items, Continental recorded a net loss of $205 million for the full year 2005 ($2.93 diluted loss per share). The 2005 loss was the result of increased competition from low-cost carriers and the inability to recover, through fare increases, the higher cost of fuel. In 2005, mainline fuel costs were $856 million higher than in 2004.

"We continue to face significant challenges," said Chairman and Chief Executive Officer Larry Kellner. "The price of oil still hovers at record high prices, JetBlue has invaded our Newark hub, Delta is using its bankruptcy advantage to expand into our profitable international markets and United Airlines, flush with $3 billion in exit financing and greatly reduced costs, is coming out of bankruptcy.

"However, thanks to the personal sacrifice of my co-workers who took wage and benefit reductions in 2005, Continental has been able to avoid the path of bankrupt carriers and launch one of the largest international expansion plans in our company's history," Kellner added.

Fourth Quarter Revenue and Capacity

Fourth quarter passenger revenue increased to $2.6 billion on a 9.8-percent increase in consolidated revenue passenger miles (RPMs) and a consolidated yield increase of 6.8 percent compared to the fourth quarter of 2004. The increase in revenue was helped by continued international expansion and fare increases that partially offset the increased cost of fuel. International mainline capacity accounted for 45 percent of total mainline capacity in the fourth quarter.

Consolidated load factor was 77.9 percent for the fourth quarter 2005, a slight increase over the same period in 2004, on a capacity increase of 9.0 percent.  Consolidated revenue per available seat mile (RASM) increased 7.6 percent year-over-year.

Mainline load factor was 78.1 percent for the fourth quarter 2005, a slight increase over the same period in 2004. Mainline traffic (RPMs) in the fourth quarter was up 8.7 percent on increased capacity of 8.4 percent versus the same period in 2004.  Continental's mainline yields during the quarter increased 6.0 percent year-over-year. However, mainline yields for the fourth quarter were still 13 percent lower than mainline yields in the fourth quarter of 2000.

Passenger revenue for the fourth quarter 2005 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

Percentage Increase in

Passenger         Fourth Quarter 2005 vs. Fourth Quarter 2004

Revenue Passenger

(in millions) Revenue RASM ASMs

Domestic $ 1,217 10.5% 6.8% 3.4%

Transatlantic 424 28.2% 7.5% 19.2%

Latin America 248 10.8% 7.0% 3.5%

Pacific 192 28.2% 3.9% 23.3%

Total Mainline $ 2,081 15.2% 6.4% 8.4%

Regional $ 507 26.8% 11.2% 14.1%

Consolidated $ 2,588 17.3% 7.6% 9.0%

Continental and the entire airline industry continue to suffer the burden of excessive fees and non-income related taxes. Continental incurred $1.2 billion in these fees and non-income related taxes charged on passenger tickets by various governmental entities in 2005, with $292 million incurred in the fourth quarter.

Operational Accomplishments

Continental's employees worked together to overcome operational challenges posed by record load factors, the closure of one of the main departure runways at Houston's Bush Intercontinental Airport and severe weather at its New York, Cleveland and Houston hubs. In addition, as employees were recovering from hurricanes Katrina and Rita, hurricane Wilma rolled across Mexico's Yucatan Peninsula, the Gulf Coast and South Florida, presenting its own set of challenges. Continental was the first U.S. carrier to evacuate stranded tourists from the Yucatan in the aftermath of the hurricane, operating flights from Merida, Cancun and Cozumel to Houston.

Continental continued its international expansion during the quarter. The airline was the first carrier to inaugurate scheduled nonstop service between the United States and India, with the launch of daily flights between its New York hub at Newark Liberty International Airport and Delhi's Indira Gandhi International Airport. In addition, the airline began daily nonstop service between Liberty and Liberia, Costa Rica; and Curacao, Netherlands Antilles; and between LaGuardia and the Caribbean island of Aruba.

From its Houston hub, Continental began daily nonstop flights between Bush Intercontinental Airport and Buenos Aires, Argentina; Bonaire, Netherlands Antilles and Punta Cana, Dominican Republic.

In addition, Continental announced that it will begin service in 2006 between Liberty and Barcelona, Spain; Copenhagen, Denmark and Cologne, Germany.

"We continued our international expansion in the fourth quarter, and our mainline international capacity is now approaching half of our total mainline capacity," said Jeff Smisek, president. "Our co-workers chose the right path in 2005, and we are now growing and hiring new employees in stark contrast to most of our competitors."

For the eighth year in a row, Continental outranked all of its U.S. competition in international Business Class service, according to results of a survey of Condé Nast Traveler readers published in the magazine's October 2005 edition. Overall rankings were determined using a variety of criteria including Seat Comfort/Legroom, Food/Beverages, Cabin Service, Onboard Amenities/Technology, Frequent-flier Privileges, Airport Club Lounges and Value for Cost.

Continental.com continued to generate record sales volume in the fourth quarter 2005, setting a single-day sales record of $9.8 million on Nov. 16, 2005. In addition, the company expanded Spanish-language booking and reservations functions on its Web site.

Fourth Quarter Financial Results

Driven largely by a 57.6-percent increase in the cost of fuel and related taxes, Continental's operating costs in the fourth quarter increased 13.0 percent over the same period in 2004. The company's mainline cost per available seat mile (CASM) increased 3.0 percent in the fourth quarter compared to the same period in 2004, due to high fuel prices. Excluding special items and holding fuel rate constant, CASM decreased 6.7 percent, primarily as a result of pay and benefit reductions and work rule changes that began in April, and other cost-saving initiatives.

"As we close another year with solid cost controls, I want to thank every member of the Continental team for their continued focus and efforts," said Jeff Misner, Continental's executive vice president and chief financial officer. "Unfortunately, with record high fuel costs, our efforts continue to be overshadowed."

In October, Continental completed a public offering of 18 million shares of its Class B common stock, raising $203 million of cash.

In December, Continental received $172 million from the sale of approximately nine million shares of common stock in the initial public offering of Copa Holdings, S.A., parent company of Copa Airlines. The sale decreased the company's ownership percentage from 49 to 27 percent. Continental still holds approximately 12 million shares of Copa's common stock.

With these financings, Continental ended the fourth quarter with approximately $1.96 billion in unrestricted cash and short-term investments.

In the fourth quarter, Continental contributed $115 million cash to its defined benefit pension plans. With this contribution, full year 2005 contributions totaled $354 million. Special charges of $21 million in the fourth quarter of 2005 consist primarily of a non-cash settlement charge related to lump-sum distributions from the pilot pension plans.

Continental took delivery of three 737-800s and three 757-300s during the fourth quarter of 2005. Continental expects to take delivery of two 757-300s during the first quarter of 2006 and six 737-800s in 2006.

In December, Continental reached an agreement with the International Association of Machinists (IAM) covering the company's flight attendants. This agreement, along with previously announced pay and benefit reductions for other work groups, concludes the negotiation process with all Continental's domestic employees. Flight attendants will vote on the agreement Jan. 18-29, 2006.

In December, Continental gave notice that it will withdraw 69 of 274 regional aircraft from its capacity purchase agreement with ExpressJet, as it believes the rates charged by ExpressJet for regional capacity are above current market rates. Continental is in the process of requesting proposals from other operators to provide regional jet service to replace the withdrawn capacity beginning in January 2007.

Corporate Background

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations, more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France, Alitalia, CSA Czech Airlines, Delta Air Lines, KLM, Korean Air and Northwest Airlines.  With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental again won major awards at the 2005 OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 10 a.m. CT/11 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release may contain forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K/A and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

[tables attached]

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended December 31,		% Increase/ (Decrease)
	2005	2004
Operating Revenue:
Passenger (excluding fees and taxes of $292 and $258)	$2,588	$2,206	17.3%
Cargo, mail and other	257	231	11.3%
	2,845	2,437	16.7%

Operating Expenses:
Aircraft fuel and related taxes	714	453	57.6%
Wages, salaries and related costs	640	717	(10.7)%
ExpressJet capacity purchase, net	432	359	20.3%
Aircraft rentals	239	226	5.8%
Landing fees and other rentals	174	160	8.8%
Distribution costs	143	136	5.1%
Maintenance, materials and repairs	121	93	30.1%
Depreciation and amortization	96	103	(6.8)%
Passenger services	80	77	3.9%
Special charges (a)	21	14	NM
Other (b)	279	262	6.5%
	2,939	2,600	13.0%

Operating Loss	(94)	(163)	(42.3)%

Nonoperating Income (Expense):
Interest expense	(105)	(98)	7.1%
Interest capitalized	3	3	-
Interest income	24	10	140.0%
Income from affiliates	23	34	(32.4)%
Gain on sale of Copa Holdings, S.A. shares	106	-	NM
Other, net	-	6	NM
	51	(45)	NM

Loss before Income Taxes	(43)	(208)	(79.3)%
Income Tax Benefit (c)	-	-	-

Net Loss	$ (43)	$ (208)	(79.3)%

Loss per Share:
Basic	$(0.53)	$(3.14)	(83.1)%
Diluted	$(0.53)	$(3.16)	(83.2)%

Shares used for Basic and Diluted Computation	80.8	66.3	21.9%

  During the fourth quarter of 2005, the Company recorded special charges of $21 million consisting primarily of a non-cash settlement charge relating to lump-sum distributions from the pilot pension plans. The Company recorded $14 million of special charges during the fourth quarter 2004 primarily related to the retirement of leased MD-80 aircraft.
  2004 includes an $18 million charge related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers.
  During the first quarter of 2004, due to continued losses, the Company was required to provide a valuation allowance for deferred tax assets. As a result, our net losses for the fourth quarter of 2005 and 2004 were not reduced by any tax benefit.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Year Ended December 31,		% Increase/ (Decrease)
	2005	2004
Operating Revenue:
Passenger (excluding fees and taxes of $1,176 and $1,046)	$10,235	$ 9,042	13.2%
Cargo, mail and other	973	857	13.5%
	11,208	9,899	13.2%
Operating Expenses:
Wages, salaries and related costs	2,649	2,819	(6.0)%
Aircraft fuel and related taxes	2,443	1,587	53.9%
ExpressJet capacity purchase, net	1,572	1,351	16.4%
Aircraft rentals	928	891	4.2%
Landing fees and other rentals	708	654	8.3%
Distribution costs	588	552	6.5%
Maintenance, materials and repairs	455	414	9.9%
Depreciation and amortization	389	415	(6.3)%
Passenger services	332	306	8.5%
Special charges (a)	67	121	NM
Other (b)	1,116	1,027	8.7%
	11,247	10,137	10.9%

Operating Loss	(39)	(238)	(83.6)%

Nonoperating Income (Expense):
Interest expense	(410)	(389)	5.4%
Interest capitalized	12	14	(14.3)%
Interest income	72	29	148.3%
Income from affiliates	90	118	(23.7)%
Gain on sale of Copa Holdings, S.A. shares	106	-	NM
Gain on disposition of ExpressJet Holdings shares	98	-	NM
Other, net	3	17	(82.4)%
	(29)	(211)	(86.3)%

Loss before Income Taxes	(68)	(449)	(84.9)%
Income Tax Benefit (c)	-	40	NM

Net Loss	$ (68)	$(409)	(83.4)%

Loss per Share:
Basic	$(0.96)	$(6.19)	(84.5)%
Diluted	$(0.97)	$(6.25)	(84.5)%

Shares used for Basic and Diluted Computation	70.3	66.1	6.4%

  In 2005, the Company recorded special charges of $67 million which consisted primarily of a curtailment charge of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots, a $40 million settlement charge related to lump-sum distributions from the pilot pension plans, and a $16 million reversal of previously recorded expense related to permanently grounded aircraft. In 2004, the Company recorded special charges of $121 million primarily related to the retirement of sixteen leased MD-80 aircraft and the termination of a services agreement.

  2004 includes an $18 million charge related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers.

  During the first quarter of 2004, due to continued losses, the Company was required to provide a valuation allowance for deferred tax assets. As a result, our net losses for the year ended December 31, 2005 and the majority of the year ended December 31, 2004 were not reduced by any tax benefit.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended December 31,		% Increase/
	2005	2004	(Decrease)

Mainline Operations:
Passengers (thousands)	11,233	10,624	5.7%
Revenue passenger miles (millions)	17,678	16,268	8.7%
Available seat miles (millions)	22,625	20,876	8.4%
Cargo ton miles (millions)	275	278	(1.1)%

Passenger load factor:
Mainline	78.1%	77.9%	0.2 pts.
Domestic	80.4%	77.9%	2.5 pts.
International	75.4%	78.0%	(2.6) pts.

Passenger revenue per available seat mile (cents)	9.20	8.65	6.4%
Total revenue per available seat mile (cents)	10.39	9.76	6.5%
Average yield per revenue passenger mile (cents)	11.77	11.10	6.0%

Cost per available seat mile (cents) (a)	10.50	10.19	3.0%
Special charges per available seat mile (cents)	0.09	0.16	NM
Cost per available seat mile, holding fuel rate constant (cents) (a)	9.45	10.19	(7.3)%

Average price per gallon of fuel, including fuel taxes (cents)	207.39	138.62	49.6%
Fuel gallons consumed (millions)	344	327	5.2%

Actual aircraft in fleet at end of period	356	349	2.0%
Average length of aircraft flight (miles)	1,393	1,321	5.5%
Average daily utilization of each aircraft (hours)	10:22	9:44	6.5%

Regional Operations:
Passengers (thousands)	4,214	3,629	16.1%
Revenue passenger miles (millions)	2,356	1,970	19.6%
Available seat miles (millions)	3,095	2,713	14.1%
Passenger load factor	76.1%	72.6%	3.5 pts.
Passenger revenue per available seat mile (cents)	16.39	14.74	11.2%
Average yield per revenue passenger mile (cents)	21.52	20.29	6.1%
Actual aircraft in fleet at end of period	266	245	8.6%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	15,447	14,253	8.4%
Revenue passenger miles (millions)	20,034	18,238	9.8%
Available seat miles (millions)	25,720	23,589	9.0%
Passenger load factor	77.9%	77.3%	0.6 pts.
Passenger revenue per available seat mile (cents)	10.06	9.35	7.6%
Average yield per revenue passenger mile (cents)	12.92	12.10	6.8%

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Year Ended December 31,		% Increase/
	2005	2004	(Decrease)

Mainline Operations:
Passengers (thousands)	44,939	42,743	5.1%
Revenue passenger miles (millions)	71,261	65,734	8.4%
Available seat miles (millions)	89,647	84,672	5.9%
Cargo ton miles (millions)	1,018	1,026	(0.8)%

Passenger load factor:
Mainline	79.5%	77.6%	1.9 pts.
Domestic	81.2%	77.4%	3.8 pts.
International	77.5%	77.9%	(0.4) pts.

Passenger revenue per available seat mile (cents)	9.32	8.82	5.7%
Total revenue per available seat mile (cents)	10.46	9.83	6.4%
Average yield per revenue passenger mile (cents)	11.73	11.37	3.2%

Cost per available seat mile (cents) (a)	10.22	9.84	3.9%
Special charges per available seat mile (cents)	0.07	0.16	NM
Cost per available seat mile, holding fuel rate constant (cents) (a)	9.32	9.84	(5.3)%

Average price per gallon of fuel, including fuel taxes (cents)	177.55	119.01	49.2%
Fuel gallons consumed (millions)	1,376	1,333	3.2%

Actual aircraft in fleet at end of period	356	349	2.0%
Average length of aircraft flight (miles)	1,388	1,325	4.8%
Average daily utilization of each aircraft (hours)	10:31	9:55	6.1%

Regional Operations:
Passengers (thousands)	16,076	13,739	17.0%
Revenue passenger miles (millions)	8,938	7,417	20.5%
Available seat miles (millions)	11,973	10,410	15.0%
Passenger load factor	74.7%	71.3%	3.4 pts.
Passenger revenue per available seat mile (cents)	15.67	15.09	3.8%
Average yield per revenue passenger mile (cents)	20.99	21.18	(0.9)%
Actual aircraft in fleet at end of period	266	245	8.6%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	61,015	56,482	8.0%
Revenue passenger miles (millions)	80,199	73,151	9.6%
Available seat miles (millions)	101,620	95,082	6.9%
Passenger load factor	78.9%	76.9%	2.0 pts.
Passenger revenue per available seat mile (cents)	10.07	9.51	5.9%
Average yield per revenue passenger mile (cents)	12.76	12.36	3.2%

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Loss (in millions)	Three Months Ended December 31, 2005	Year Ended December 31, 2005

Net loss	$ (43)	$ (68)

Adjustment for special charges (gains):
Gain on sale of Copa Holdings, S.A. shares	(106)	(106)
Gain on disposition of ExpressJet Holdings shares	-	(98)
Pension curtailment/settlement charges	22	83
Other	(1)	(16)

Net loss excluding special items (a)	$(128)	$(205)
Loss per Share	Three Months Ended December 31, 2005	Year Ended December 31, 2005

Diluted loss per share	$(0.53)	$(0.97)
Adjustment for special items, net	(1.05)	(1.96)
Diluted loss per share, excluding special items (a)	$(1.58)	$(2.93)
	Three Months Ended December 31,		% Increase/
CASM Mainline Operations (cents)	2005	2004	(Decrease)

Cost per available seat mile (CASM)	10.50	10.19	3.0%

Less: Current year fuel cost per available seat mile (b)	(3.16)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	2.11	-	NM

CASM holding fuel rate constant (a)	9.45	10.19	(7.3)%

Adjustments for special items	(0.09)	(0.16)	NM

CASM holding fuel rate constant and excluding special charges (a)	9.36	10.03	(6.7)%

Year Ended December 31,			% Increase/
2005		2004	(Decrease)

Cost per available seat mile (CASM)	10.22	9.84	3.9%

Less: Current year fuel cost per available seat mile (b)	(2.73)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	1.83	-	NM

CASM holding fuel rate constant (a)	9.32	9.84	(5.3)%

  By excluding special items or adjusting for fuel price increases, these financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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